Exhibit 99.1

Contact:	Claire M. Gulmi Executive Vice President and Chief Financial Officer (615) 665-1283

AMSURG CORP. COMPLETES ACQUISITION OF SHERIDAN HEALTHCARE

ALSO ENTERS INTO NEW CREDIT FACILITY AND COMPLETES OFFERING OF $1.1 BILLION OF SENIOR UNSECURED NOTES

NASHVILLE, Tenn. – (July 16, 2014) – AmSurg Corp. (NASDAQ: AMSG) today announced that it has completed its previously announced acquisition of Sheridan Healthcare (the “Sheridan Transaction”), in a cash and stock transaction valued at approximately $2.35 billion. In the Sheridan Transaction, the Company paid approximately $2.1 billion in cash and issued approximately 5.7 million shares of common stock. Through this transaction, AmSurg significantly diversifies its revenue streams and differentiates its competitive market position as both the operator of the largest number of ambulatory surgery centers (ASCs) in the country and a leading provider of outsourced physician services.

Christopher A. Holden, President and Chief Executive Officer of AmSurg, commented, “This merger enhances AmSurg’s growth profile by increasing our growth opportunities in both the ASC and the outsourced physician services markets. At a time of transformation in the healthcare delivery system, AmSurg is well positioned with a unique and compelling combination of value added services that we expect will strengthen our ability to develop new outsourced physician contracts, health system partnerships and payor relationships and increase the clinical integration of ASC anesthesia.”

In addition, AmSurg has entered into a new senior secured credit facility comprised of an $870 million term loan and a $300 million revolving credit facility and has completed its private offering of $1.1 billion aggregate principal amount of 5.625% senior unsecured notes due 2022 (the “Notes”). The net proceeds from the term loan and the Notes offering, together with AmSurg’s recently completed registered public offerings of common stock and 5.25% Mandatory Convertible Preferred Stock, and cash on hand, were used to finance the cash consideration paid to consummate the Sheridan Transaction, as well as repay borrowings under AmSurg’s and Sheridan’s existing credit facilities, repay the outstanding balance of AmSurg’s senior secured notes due 2020 and pay fees and expenses related to the Sheridan Transaction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements that are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.

- MORE -

AMSG Completes the Acquisition of Sheridan Healthcare

July 16, 2014

In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “predicts,” or the negative of these words or phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect AmSurg’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmSurg disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Certain risks and uncertainties related to AmSurg’s business are or will be described in greater detail in AmSurg’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks.

About AmSurg Corp.

AmSurg Corp. acquires, develops and operates ambulatory surgery centers (ASCs) in partnership with physician practice groups throughout the United States and provides multi-specialty outsourced physician services to hospitals, ambulatory surgery centers and other healthcare facilities, primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. AmSurg owns and operates 243 ASCs in 34 states, and it provides outsourced physician services in 25 states, employing more than 2,600 physicians and other healthcare professionals.

- END -